Exhibit 99.1

SANDISK ANNOUNCES COMMON STOCK OFFERING

Offering Will Fund Captive Memory Capacity Expansion And Other Uses

SUNNYVALE, CALIFORNIA, September 15, 2003, SanDisk Corporation (NASDAQ: SNDK) today announced that it will offer 7,800,000 shares of its common stock in a public offering. SanDisk has granted the underwriters for the offering an option to purchase an additional 1,170,000 shares to cover over allotments.

SanDisk currently anticipates using the net proceeds from the sale of the common stock in the offering to invest in new flash memory fabrication and test capacity and for general corporate purposes, including working capital and other capital expenditures. SanDisk may also use the proceeds to fund acquisitions of products, technologies or businesses or to obtain the right to use additional technologies. However, SanDisk currently has no commitments or agreements for any specific acquisitions or investments.

Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are the joint book running underwriters for the offering and Thomas Weisel Partners LLC is serving as a co-manager for the offering. A preliminary prospectus supplement related to the offering will be filed with the Securities and Exchange Commission and will be available on the SEC’s website www.sec.gov. Printed copies of the preliminary prospectus supplement relating to the offering may also be obtained, when available, from Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, New York 10004 or Morgan Stanley, Attn: Prospectus Department, 1585 Broadway, New York, New York 10036.

SanDisk, the world’s largest supplier of flash memory data storage card products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high density flash memory and controller technology. SanDisk is based in Sunnyvale, CA.

This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities referred to in this release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The matters discussed in this news release contain forward looking statements, including with respect to the company’s potential offering and the anticipated use of net proceeds from the offering, that are subject to certain risks and uncertainties as described under the caption “Risk Factors” or “Factors That May Affect Future Results” in the company’s filings with the Securities and Exchange Commission. SanDisk assumes no obligation to update the information in this release.

MEDIA CONTACT:	INVESTOR CONTACT:
SanDisk Corporation	SanDisk Corporation
Mike Wong	Lori Barker
(408) 548-0223	(408) 542-9565
mwong@sandisk.com	lbarker@sandisk.com